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                                EXHIBIT 3.1(d)
                                --------------

             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                      of

                          SANTA MARIA RESOURCES, INC.

                             A Nevada Corporation


We the undersigned, President and Assistant Secretary of Santa Maria Resources, Inc., a Nevada Corporation, do hereby certify:

That the Shareholders of said corporation, at a meeting duly convened and held in Las Vegas, Nevada on July 22, 1997 were presented with a resolution whereby the Board of Directors would amend Articles IV of the Articles of Incorporation. That a majority of the shareholders were represented at the meting of stockholders either in person or by proxy. That a majority of the shareholders with voting rights at said meting authorized the Board of Directors to amend
Article IV of the Articles of Incorporation to read as follows:


                                  ARTICLE IV
                                 CAPITAL STOCK

     The amount of the total authorized stock of this Corporation shall be One Hundred Million (100,000,000) shares of common stock with a par value of $0.01 per share, all of which stock shall be entitled to voting power. Shareholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common stock.

That the Board of Directors of said corporation at a meeting duly convened and held in Las Vegas, Nevada on July 24, 1997, adopted a resolution to amend the Articles of incorporation so that Article IV of the Articles of Incorporation shall read as follows:


                                  ARTICLE IV
                                 CAPITAL STOCK

     The amount of the total authorized stock of this Corporation shall be One Hundred Million (100,000,000) shares of common stock with a par value of $0.01 per share, all of which stock shall be entitled to voting power. Shareholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common stock.

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_______________________________              __________________________________
          President                                  Assistant Secretary


Acknowledgement:

State of ____________________

County of ___________________


On ________________________ personally appeared before me, a Notary Public, _________________________, President and _______________________, Assistant
Secretary who acknowledged they executed the above instrument on behalf of said corporation.


_____________________________
Notary Public

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Acknowledgement:


State of Nevada
County of Clark

On October 7, 1997 personally appeared before me, a Notary Public, Alan H. Russell, Assistant Secretary who acknowledged he executed the above instrument on behalf of said corporation.


___________________________
Notary Public

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